EXHIBIT 99

SANDY SPRING BANCORP                    PRESS
SANDY SPRING                           RELEASE
NATIONAL BANK
of Maryland
SINCE 1868

NASDAQ NATIONAL MARKET-SASR

                              FOR IMMEDIATE RELEASE

        SANDY SPRING BANCORP, INC. ANNOUNCES NEW SHARE REPURCHASE PROGRAM

Olney, Maryland, March 29, 2001 - Sandy Spring Bancorp, Inc. (Nasdaq -- SASR) today announced that its board of directors has authorized the repurchase of up to an additional 5%, or approximately 478,000 shares, of its outstanding common stock, in connection with shares expected to be issued under Bancorp's dividend reinvestment plan, stock option, and employee benefit plans, and other corporate purposes. The share repurchases are expected to be made primarily on the open market from time to time until March 31, 2003, or earlier termination of the repurchase program by the Board. Repurchases under the program will be made in the discretion of management based upon market, business, legal, accounting and other factors. Bancorp has purchased the equivalent of 206,477 shares of its common stock under its previous share repurchase program, which expires on March 31, 2001.

Hunter R. Hollar, President and Chief Executive Officer of Sandy Spring Bancorp, stated that the company believes the share repurchase program is in the best interests of Bancorp and its shareholders. Sandy Spring Bancorp's 9,552,672 outstanding shares of common stock trade on the Nasdaq National Market under the symbol SASR, and closed yesterday at a price of $28.56 per share.

ABOUT SANDY SPRING BANCORP/SANDY SPRING NATIONAL BANK

With $1.8 billion in assets, Sandy Spring Bancorp, Inc. is the holding company for Sandy Spring National Bank of Maryland, the fourth largest commercial banking organization headquartered in Maryland. Sandy Spring is a community banking organization that focuses its lending and other services on businesses and consumers in the local market area. Independent and community oriented, Sandy Spring National Bank traces its origin to 1868 and offers a broad range of commercial banking, retail banking and trust services through 29 community offices and 46 ATMs located in Anne Arundel, Montgomery Howard, and Prince George's counties in Maryland. Visit Sandy Spring National Bank for our online banking products and services at www.ssnb.com.

For additional information or questions please contact:
Hunter R. Hollar, President & Chief Executive Officer or
James H. Langmead, Chief Financial Officer
Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, Maryland 20832
(301) 774-6400, (410) 792-2450, or 1-800-399-5919
E-mail:  hhollar@ssnb.com
         jlangmead@ssnb.com
         Web site:  www.ssnb.com